Exhibit 10.1

EXECUTION COPY

TRANSITION AGREEMENT

AGREEMENT entered into as of this 5th day of November, 2009 (the “Effective Date”) by and between Hologic, Inc., a Delaware corporation with its principal place of business at 35 Crosby Drive, Bedford, Massachusetts 01730 (the “Company”) and John W. Cumming, an individual having his principal residence in Sudbury, Massachusetts (the “Executive”).

WHEREAS, the Executive currently serves as the Chairman of the Board and Chief Executive Officer of the Company; and

WHEREAS, subject to the terms and conditions set forth herein, the Company desires to retain the Executive to assist in the orderly transition of his role, duties and responsibilities as Chief Executive Officer, effective as of the Effective Date, to the Executive’s successor, and to retain the Executive as Chairman of the Board and as an executive officer, and the Executive desires to continue to provide such services.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto, each intending to be legally bound, do hereby agree as follows:

1. Definitions. As used herein, the following terms shall have the meanings set forth below:

1.1 “Accrued Compensation” means all amounts earned or accrued through the “Termination Date” (as hereinafter defined) but not paid as of the Termination Date, including (a) base salary, (b) reimbursement for reasonable and necessary business expenses incurred by the Executive on behalf of the Company, pursuant to the Company’s expense reimbursement policy in effect at such time, during the period ending on the Termination Date, and (c) any other accrued and unpaid compensation, expense reimbursements and any accrued and vested pension, welfare and fringe benefits subject to and in accordance with the terms of the applicable plan or policy including, any unpaid accrued vacation pay.

1.2 “Base Salary” means the Executive’s annual base salary as then in effect, and shall include all amounts of his base salary that are deferred at the election of the Executive under the qualified and non-qualified employee benefit plans of the Company or any other agreement or arrangement.

1.3 “Bonus Amount” means for any applicable fiscal year of the Company, the annual target bonus for the Executive (assuming achievement of 100% of the Executive’s corporate and individual objectives) under the Company’s annual bonus plan for officers and other eligible key employees of the Company.

1.4 “Cause” means (a) an act or acts of personal dishonesty taken by the Executive and intended to result in substantial personal enrichment of the Executive at the expense of the Company; (b) material violation of the Company’s Code of Conduct, and other Company Codes of Conduct or policies and procedures that are applicable to the Executive; or (c) the conviction of the Executive of a felony involving moral turpitude; provided, however, that in the case of clause (a) or (b), Cause shall not exist unless (i) the Company shall have provided the Executive with written notice of any determination of Cause and provide the Executive, for a period of 10 days following such notice, with the opportunity to appear before the Board of Directors of the Company (the “Board”), with or without legal representation, to present arguments and evidence on his behalf and (ii) following such presentation to the Board, the Board by a vote of not less than 75% of the independent directors (determined in accordance with the corporate governance listing standards of the Nasdaq National Market and the applicable rules and regulations of the Securities and Exchange Commission) determines that his actions did, in fact, constitute Cause.

1.5 “Change of Control” means:

(a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of the Voting Stock of the Company; provided, however, that any acquisition by the Company or its subsidiaries, or any employee benefit plan (or related trust) of the Company or its subsidiaries of 30% or more of the Voting Stock shall not constitute a Change of Control; and provided, further, that any acquisition by a corporation with respect to which, following such acquisition, more than 50% of the Voting Stock of such corporation, is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the Voting Stock immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the Voting Stock, shall not constitute a Change of Control; or

(b) Any transaction which results in the Continuing Directors (as defined in the Certificate of Incorporation of the Company) constituting less than a majority of the Board; or

(c) The consummation of (i) a Merger with respect to which the individuals and entities who were the beneficial owners of the Voting Stock immediately prior to such Merger do not, following such Merger, beneficially own, directly or indirectly, more than 50% of the Voting Stock of the corporation resulting from the Merger (the “Resulting Corporation”) as a result of the individuals’ and entities’ shareholdings in the Company immediately prior to the consummation of the Merger, (ii) a complete liquidation or dissolution of the Company, or (iii) the sale or other disposition of all or substantially all (equal to or more than 40% of the total gross fair market value of the Company’s assets immediately prior to the acquisition) of the assets of the Company, excluding a sale or other disposition of assets to a subsidiary of the Company; or

Anything in this Agreement to the contrary notwithstanding, if an event that would, but for this paragraph, constitute a Change of Control results from or arises out of a purchase or other acquisition of the Company, directly or indirectly, by a corporation or other entity in which the Executive has a greater than ten percent (10%) direct or indirect equity interest, such event shall not constitute a Change of Control.

1.6 “Change of Control Agreement” means that certain Amended and Restated Change of Control Agreement entered into between the Company and the Executive, dated as of October 20, 2006 and subsequently amended by a Waiver Letter dated May 20, 2007 and again on or about November 30, 2008.

1.7 “Code” means the Internal Revenue Code of 1986 as it may be amended or superseded from time to time.

1.8 “Company” means Hologic, Inc. and shall include its successors and assigns as provided herein.

1.9 “Compensation Committee” means the compensation committee of the Board or other committee performing similar functions or, if there is no such committee, the Board.

1.10 “Disability” means Permanent Disability (as defined in Section 23(e)(3) of the Code, as said section may be amended or superseded from time to time).

1.11 “Equity Award” means any option agreement, restricted stock agreement, restricted stock unit agreement or other equity compensation instrument or agreement.

1.12 “Good Reason” means:

(a) a reduction of the Executive’s base salary, unless such reduction is part of a general, comparable or pro rata reduction in the base salaries for other senior executive officers of the Company or the Executive voluntarily reduces his duties to less than full-time;

(b) a material diminution in the Executive’s authority, duties and responsibilities as an executive officer of the Company;

(c) removal of Executive from the Company’s Board of Directors or termination of Executive’s title as “Chairman” of the Board of Directors or requirement that the Executive report to a corporate officer other than the Chief Executive Officer of the Company.

(d) following a Change of Control, a material diminution in the authority, duties and responsibilities of the Executive immediately prior to the Change of Control (without reference to the last paragraph of this definition), or of the supervisor to whom the Executive is required to report as in effect immediately prior to the Change of Control, including (i) a requirement that, following a Change of Control in which the Resulting Corporation becomes a subsidiary of another corporation or entity, the Executive is required to report to a person other than the chief executive officer of the ultimate parent of the Resulting Corporation (the “Parent”) or (ii) the failure to appoint the Executive as a director and the Chairman of the Board of the Parent;

(e) a material change in the geographic location in which Executive’s principal office was located immediately prior to the Change of Control (which for purposes hereof shall mean a location more than 50 miles away from current principal executive offices of the Company); and

(f) Any other action or inaction that constitutes a material breach by the Company of this Agreement or any other agreement under which the Executive provides services;

provided, however, that Good Reason shall not exist unless the Executive has given written notice to the Company within ninety (90) days of the initial existence of the Good Reason event or condition(s) giving specific details regarding the event or condition; and unless the Company has had at least thirty (30) days to cure such Good Reason event or condition after the delivery of such written notice and has failed to cure such event or condition within such thirty (30) day cure period.

For purposes of the foregoing it is understood and agreed that the Executive’s authority, duties and responsibilities as Chairman of the Board and an executive officer of the Company may be modified from time to time, as determined by the Chief Executive Officer or the Board, and that a material diminution in the Executive’s authority, duties and responsibilities as an executive officer of the Company shall not be deemed to have occurred under clause (a) above as a result of any such modification so long as the Executive is continuing to report to the Chief Executive Officer of the Company and such authority, duties and responsibilities are consistent with Executive’s status as an executive officer of the Company. It is further understood that the Company’s governing documents may provide that the Company’s lead independent director (or director of equivalent status) and/or Chief Executive Officer may preside over meetings of the Board of Directors and that such provision will not give rise to the Executive’s right to terminate his employment for Good Reason hereunder.

1.13 “Merger” means a reorganization, merger or consolidation involving the Company, including without limitation as a parent of a direct or indirect subsidiary of the Company effecting such transaction.

1.14 “Notice of Termination” means (a) a written notice from the Company of termination of the Executive’s employment which indicates the specific termination provision in this Agreement relied upon, if any, and, in the event of a termination for Cause, sets forth in reasonable detail the facts and circumstances giving rise to such Cause; or (b) a written notice from the Executive to the Company of his resignation for Good Reason, in accordance with the notice and cure provisions of Section 1.12 herein. Unless otherwise expressly provided herein, any Notice of Termination shall be effective on the later of the date of such notice or such later date as set forth in such notice. Following the expiration of the Term of this Agreement, (i) the Company shall be required to give the Executive at least six months notice of the termination of the Executive’s employment other than for Cause, and (ii) the Executive is permitted to give six months notice of termination for Good Reason (as measured from the date notice is first given by the Executive of the existence of Good Reason pursuant to the provisions of Section 1.12 herein). For the avoidance of doubt, no notice is required to be given for any termination of the Executive’s employment by the Company without Cause, effective prior to the expiration of the Term of this Agreement. Notwithstanding anything to the contrary in this Agreement, the Company may relieve the Executive of all of his duties and responsibilities hereunder and may relieve the Executive of authority to act on behalf of, or legally bind, the Company at any time after providing the Executive of Notice of Termination; provided, however, that any such action by the Company shall not relieve the Company of its obligation to pay to the Executive all compensation and benefits provided for in this Agreement as provided herein through the Termination Date (as defined below).

1.15 “Pro Rata Bonus” means an amount equal to the Bonus Amount multiplied by a fraction the numerator of which is the number of months worked by the Executive in the fiscal year through the Termination Date and the denominator of which is 12. Any partial months shall be rounded to the nearest whole number using normal mathematical convention.

1.16 “Severance Agreement” means that certain Retention and Severance Agreement entered into between the Company and the Executive, dated as of May 3, 2006.

1.17 “Term” means the period commencing on the date of this Agreement and ending on November 30, 2011.

1.18 “Termination Date” means in the case of the Executive’s death, his date of death, in the case of Good Reason, the last day of his employment, and in all other cases, the date specified in the Notice of Termination, subject to terms of the Agreement that provide for notice and cure. Notwithstanding anything to the contrary in this Agreement, the “Termination Date” as it relates to the vesting and exercise of any Equity Award, shall mean the date that the Executive ceases to provide any services to the Company in accordance with the terms of such Equity Award.

1.19 “Voting Stock” means the then outstanding shares of capital stock of the Company generally entitled to vote for the election of directors. For purposes of this Agreement, the reference to a percentage of Voting Stock shall be deemed to reference the voting power of such stock.

2. Employment and Duties.

(a) Title. Upon the execution of this Agreement, the Employee initially shall be employed as the Chairman of the Board and an executive officer of the Company. Subject to the terms and conditions set forth herein, including any applicable notice provision, during and after the Term the Executive shall at all times be an “at will” employee.

(b) Duties. During the Term and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote his full business time to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Term, the Executive shall report directly to the Company’s Board of Directors and/or Chief Executive Officer as determined by the Board of Directors, and shall perform such duties consistent with being an executive officer of the Company as so assigned to the Executive. It shall not be a violation of this Agreement for the Executive to (a) serve on corporate, civic or charitable boards or committees; (b) deliver lectures, fulfill speaking engagements or teach at educational institutions; and (c) manage personal investments, so long as such activities and directorships are in compliance with the Company’s policies and procedures and do not otherwise interfere or conflict with the performance of his duties and responsibilities to the Company. The Executive further agrees to comply with the Company’s policies and procedures as they may be applicable to him (including without limitation, as an employee, executive officer or director) as such policies and procedures may be modified from time to time.

3. Initial Compensation. Commencing on the date hereof, the Executive’s base salary (“Base Salary”) shall be $725,000 per annum, payable on the same basis as payable to other executive officers of the Company. The Base Salary shall be subject to adjustment (either increase or decrease), at the discretion of the Compensation Committee. In addition, subject to the terms of the applicable plan, the Executive shall be eligible to participate in the Company’s (a) short-term incentive plan or other annual bonus program provided to other officers of the Company and (b) Supplemental Executive Retirement Plan, equity incentive plans, health and welfare benefit plans, qualified retirement plans and such other perquisites as offered to other officers of the Company in accordance with the terms and conditions therein. For so long as the Executive remains employed as an executive officer on a full time basis, during the Company’s 2010 and 2011 fiscal year, the Executive’s target percentage of Base Salary for participation in the Company’s Short-Term Incentive Plan as may then be in effect, if any, shall be 85%. In addition for the Company’s 2010 fiscal year the Executive shall be granted an annual equity incentive award, in the form of stock options and restricted stock units, in accordance with the Company’s standard practices and agreements, with a bi-nominal value of approximately $2.8 million. The Executive’s participation in the Company’s plans for the Company’s 2009 Fiscal Year (ended September 26, 2009) shall not be affected by this Agreement.

4. Transition Payment. In consideration of the Executive’s agreement to relinquish his position as Chief Executive Officer, and forego his right to terminate his employment and receive severance benefits under his Severance Agreement, the Company hereby agrees to pay the Executive a transition payment of $1,750,000, payable within three business days of the execution of this Agreement.

5. Retention Bonuses. Provided that the Executive has remained continuously employed by the Company from the Effective Date to the one year anniversary thereof (the “First Retention Date”), then the Company shall pay the Executive, within fifteen (15) days of the First Retention Date, a retention bonus in the amount of $1.725 million dollars (the “First Retention Bonus”); and if the Executive has remained continuously employed by the Company through the two year anniversary of the Effective Date (the “Second Retention Date”), then the Company shall pay the Executive within fifteen (15) days of the Second Retention Date, a bonus in the amount of $1.725 million dollars (the “Second Retention Bonus”; and together with the First Retention Bonus the “Retention Bonuses”). The Company’s obligation to pay one or more of the Retention Bonuses may be accelerated in certain circumstances as provided in Section 8.

6. Termination of Prior Agreements. The Executive and Company agree that in consideration of the substantial benefits and payments provided hereunder, the Change of Control Agreement and Severance Agreement are hereby terminated, and that the parties shall have no further rights, benefits or obligations with respect thereto.

7. Non-Competition Agreement. In consideration for the substantial benefits being provided to the Executive hereunder, the Executive agrees to execute the Non-Competition and Proprietary Information Agreement attached hereto as Exhibit A and executed of even date herewith.

8. Termination of Employment.

8.1 Compensation. If, during the Term and for so long as the Executive thereafter continues to be employed by the Company, the Executive’s employment with the Company is terminated, then, subject to the terms and conditions set forth in this agreement (including Section 9 hereof) the Executive shall be entitled to the following compensation and benefits:

(a)	If the Executive shall be terminated as an employee of the Company (1) by the Company for Cause, or (2) by the Executive other than for Good Reason, the Company shall pay to the Executive the Accrued Compensation only.

(b)	If the Executive shall be terminated as an employee of the Company (1) by the Company without Cause, or by reason of Executive’s disability or death; or (2) by the Executive for Good Reason, then the Executive shall be entitled to each and all of the following:

(i)	the Accrued Compensation;

(ii)	the Pro Rata Bonus;

(iii)	any Retention Bonus that has not yet been paid;

(iv)	continue to provide, at the Company’s cost, group medical coverage to the Executive and his dependents on terms substantially similar to coverage provided to other senior executives of the Company for period of six (6) months following the Termination Date;

(v)

notwithstanding any other provisions to the contrary contained in any Equity Award agreement between the Company and the Executive, or any equity compensation plans sponsored by the Company, from and after the Effective Date through the Termination Date, the Company shall vest the Executive in each Equity Award that was outstanding and unvested as of the Effective Date (but not any Equity Award granted after the Effective Date) in equal monthly installments over the remaining vesting term of such Equity Award (measured from the Effective Date), but not less than would have otherwise vested under the Equity Award without regard to this provision, provided that on any Termination Date the number of shares vested shall be rounded up to the nearest whole number (such that by way of example, (A) the Executive’s unvested Restricted Stock Units (“RSUs”) covering 160,000 shares that otherwise vest by their terms on January 16, 2011 shall vest in monthly installments of 11,428.57 RSUs (160,000/14) on the 16th of each month commencing December 16, 2009, such that if the Termination Date is June 16, 2010 80,000 of such RSU’s will be vested (11,428.57 x 7) and (B) the Executive’s unvested RSUs covering 231,000 shares that were issued on November 13, 2008 and otherwise vest by their terms in four equal annual installments of 57,750 RSUs on November 13 of each year thereafter shall vest, after the vesting of 57,750 RSU’s on November 13, 2009, in equal monthly installments of 4,812.5 RSU’s (57,750/12) on the 13th of each month commencing December 13, 2009, such that if the Termination Date is June 13, 2010 33,688 of the remaining RSU’s will be vested (4,812.5 x 7)); and

(vi)	notwithstanding any other provisions to the contrary contained in any Equity Award agreement between the Company and the Executive, or any equity compensation plans sponsored by the Company, unless such agreement or plan expressly references and supersedes this Agreement or the remaining term thereof, the Executive shall have the right to exercise any Equity Award that is then vested (including pursuant to clause (c) below) for a period of the longer of (x) one (1) year from the Termination Date, or (y) the date such Equity Award would otherwise terminate by its terms; provided however, that the term of such Equity Award shall in no event be extended beyond the remaining term of the award (determined without regard to any early termination provisions relating to termination of the Executive).

(c)

If the Executive shall be terminated as an employee of the Company (1) by the Company without Cause, or by reason of Executive’s disability or death; or (2) by the Executive for Good Reason, in each case where Notice of Termination is provided within three years following a Change of Control (or in anticipation of a Change of Control), then in addition to the benefits set forth in clauses (b)(i)-(vi) above, notwithstanding any other provisions to the contrary contained in any Equity Award agreement between the Company and the Executive, or any equity compensation plans sponsored by the Company, unless such agreement or plan expressly references and supersedes this Agreement, all unvested Equity Awards which Executive then holds shall be immediately vested as of the Termination Date.

8.2 Deemed Resignation. Upon termination of Executive’s employment for any reason or no reason, including with or without Cause or for Good Reason, whether by the Company or by Executive, and unless the Board otherwise expressly determines, Executive agrees that he automatically shall have been deemed to have resigned from all positions as an officer, director and employee of the Company or any subsidiaries or affiliates thereof without any further action on the part of the Executive. In connection therewith, simultaneously with the execution and delivery of this Agreement, the Executive shall deliver a resignation letter in the form attached hereto as Exhibit B, which shall become effective, at the sole discretion of the Board, at any time from or after the Termination Date.

8.3 Mitigation. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Executive in any subsequent employment.

8.4 Other Severance Benefits. The severance pay and benefits provided for in Section 8.1 shall be in lieu of any other severance or termination pay to which the Executive may be entitled under any Company severance or termination plan, program, practice (whether written or unwritten) or arrangement. The Executive’s entitlement to any other compensation or benefits shall be determined in accordance with the Company’s employee benefit plans and other applicable programs, policies and practices then in effect.

9. 280G Excise Tax. The provisions of this Section 9 shall supersede any other provisions of this Agreement.

9.1 In the event that the Executive shall become entitled to payment and/or benefits provided by this Agreement or any other amounts in the “nature of compensation” (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a change of ownership or effective control covered by Section 280G(b)(2) of the Code or any person affiliated with the Company or such person) as a result of such change in ownership or effective control (collectively the “Company Payments”), and such Company Payments will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code (and any similar tax that may hereafter be imposed by any taxing authority) the Company shall pay to the Executive the greater of the following, whichever gives the Executive the highest net after-tax amount (after taking into account federal, state, local and social security taxes at the maximum marginal rates): (1) the Company Payments or (2) one dollar less than the amount of the Company Payments that would subject the Executive to the Excise Tax. In the event that the Company Payments are required to be reduced pursuant to the foregoing sentence, then the Company Payments shall be reduced as mutually agreed between the Company and the Executive or, in the event the parties cannot agree, in the following order (1) any lump sum severance based on Base Salary or Annual Bonus, (2) any other cash amounts payable to the Executive, (3) any benefits valued as parachute payments; and (4) acceleration of vesting of any equity.

9.2 For purposes of determining whether any of the Company Payments will be subject to the Excise Tax and the amount of such Excise Tax, (x) the Company Payments shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “parachute payments” in excess of the “base amount” (as defined under Code Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that, in the opinion of the Company’s independent certified public accountants appointed prior to any change in ownership (as defined under Section 280G(b)(2) of the Code) or tax counsel selected by such accountants or the Company (the “Accountants”) such Company Payments (in whole or in part) either expressly do not constitute “parachute payments,” represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the “base amount” or are otherwise not subject to the Excise Tax, and (y) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants. All determinations hereunder shall be made by the Accountants who shall provide detailed supporting calculations both to the Company and the Executive at such time as requested by the Company or the Executive. If the Accountants determine that payments under this Agreement must be reduced pursuant to this paragraph, they shall furnish the Executive with a written opinion to such effect. The determination of the Accountants shall be final and binding upon the Company and the Executive.

9.3 In the event of any controversy with the Internal Revenue Service (or other taxing authority) with regard to the Excise Tax, the Executive shall permit the Company to control issues related to the Excise Tax (at its expense), provided that such issues do not potentially materially adversely affect the Executive, but the Executive shall control any other issues. In the event the issues are interrelated, the Executive and the Company shall in good faith cooperate so as not to jeopardize resolution of either issue, but if the parties cannot agree the Executive shall make the final determination with regard to the issues. In the event of any conference with any taxing authority regarding the Excise Tax or associated income taxes, the Executive shall permit the representative of the Company to accompany the Executive, and the Executive and the Executive’s representative shall cooperate with the Company and its representative.

10. Successors: Binding Agreement.

10.1 This Agreement shall be binding upon and shall inure to the benefit of the Company, and its successors and assigns, and the Company shall require any successors and assigns to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place.

10.2 Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Executive, his beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal representative.

11. Tax Treatment; Tax Withholding. The Company and the Executive hereby acknowledge and agree that the Transition Bonus and any Retention Bonus payable hereunder shall be treated and reported by the Company and the Executive as additional compensation for services rendered and as ordinary income. The Executive also acknowledges and agrees that the Company may withhold from any compensation or other benefits to which the Executive is entitled to hereunder such amounts as may be required to satisfy all federal, state and local withholding and employment tax obligations.

12. General Provisions.

12.1 No Special Employment Rights. No provision of this Agreement shall grant or confer upon, or shall be construed to grant or confer upon, the Executive any right with respect to the continuation of his employment by the Company or to otherwise affect in any respect the terms and conditions of such employment except to the extent expressly provided hereunder.

12.2 Notices. Any and all notices or other communications required or permitted to be given in connection with this Agreement shall be in writing (or in the form of a facsimile or electronic transmission) addressed as provided below and shall be (i) delivered by hand, (ii) transmitted by facsimile or electronic mail with receipt confirmed, (iii) delivered by overnight courier service with confirmed receipt or (iv) mailed by first class U.S. mail, postage prepaid and registered or certified, return receipt requested:

If to the Company to:

Hologic, Inc.

35 Crosby Drive

Bedford, MA 07130

Attn: Chief Executive Officer

Facsimile Number: (781) 280-0674

E-Mail Address: rcascella@hologic.com

with a copy to:

James L. Hauser, Esq.

Brown Rudnick LLP

One Financial Center

Boston, MA 02111

Facsimile Number: (617) 856-8201

E-Mail Address: jhauser@brownrudnick.com

If to the Executive, to:

John W. Cumming

Facsimile Number:

E-Mail Address:

and in any case at such other address as the addressee shall have specified by written notice. Any notice or other communication given in accordance with this Section 12.2 shall be deemed delivered and effective upon receipt, except those notices and other communications sent by mail, which shall be deemed delivered and effective three (3) business days following deposit with the United States Postal Service. All periods of notice shall be measured from the date of delivery thereof.

12.3 Entire Agreement; Amendment. This Agreement, together with the Exhibits hereto, constitute the entire agreement between the parties hereto with regard to the subject matter hereof and thereof, superseding all prior understandings and agreements, whether written or oral, provided, however, that any option agreements, restricted stock unit agreement or other equity instrument by and between the Company and Executive shall remain in full force and effect, except as specifically provided herein. This Agreement may not be amended or revised except by a writing signed by both the Company and the Executive.

12.4 Non-Exclusivity of Rights. Except as otherwise expressly provided herein, nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company (except for any severance or termination policies, plans, programs or practices) and for which the Executive may qualify, nor shall anything herein limit or reduce such rights as the Executive may have under any other agreements with the Company (except for any severance or termination policies, plans, programs or practices). Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Company shall be payable in accordance with such plan or program, except as explicitly modified by this Agreement.

12.5 409A Compliance. Notwithstanding any other provision herein to the contrary, the Company shall make the payments required hereunder in compliance with the requirements of Section 409A of the Code and any interpretative guidance issued thereunder. The Company may, in its sole and absolute discretion, delay payments hereunder or make such other modifications with respect to the timing of payments as it deems necessary to comply with Section 409A of the Code.

12.6 Release. The Executive agrees that, with the exception of the Accrued Compensation due to him in accordance with the terms hereunder, that the payment of any severance under Section 8.1 is subject to and conditioned upon the execution and delivery by the Executive to the Company of a Settlement and Release Agreement (the “Release Agreement”) in favor of the Company, its affiliates and their respective officers, directors, employees and agents in respect to the Executive’s employment with the Company and the termination thereof in a form suitable to the Company and the expiration of any revocation period provided for under the Release Agreement. The parties agree that the Release Agreement will be executed and returned to the Company no later than the 45th day following the Termination Date.

12.7 Legal Fees. Prior to the occurrence of a Change of Control, the Company agrees to reimburse the Executive for all legal fees and expenses which the Executive may reasonably incur as a result of any contest by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof, if the Executive prevails in such contest. Following a Change of Control, the Company agrees to pay promptly as incurred, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance. For the avoidance of doubt, in no event will the provisions of this Section 12.7 apply to any dispute arising out of or related to the Company’s enforcement of its rights under the Proprietary Information and Non-Competition Agreement executed of event date herewith.

12.8 Effect of Headings. The titles of section headings herein contained have been provided solely for convenience of reference and in no way define, limit or describe the scope or substance of any provision of this Agreement.

12.9 Severability. The provisions of this Agreement are severable, and the invalidity of any provision shall not affect the validity of any other provision. In the event that any court of competent jurisdiction shall determine that any provision of this Agreement or the application thereof is unenforceable because of the duration or scope thereof, the parties hereto agree that said court in making such determination shall have the power to reduce the duration and scope of such provision to the extent necessary to make it enforceable, and that the Agreement in its reduced form shall be valid and enforceable to the full extent permitted by law.

12.10 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as a binding contract as of the day and year first above written.

HOLOGIC, INC.

By:	/s/ Glenn P. Muir
	Name:	Glenn P. Muir
	Title:	Executive Vice President, Finance and Administration, Chief Financial Officer

EXECUTIVE

/s/ John W. Cumming
John W. Cumming

EXHIBIT A

NON-COMPETITION AND PROPRIETARY INFORMATION AGREEMENT

THIS AGREEMENT (the “Agreement”), is made and entered into as of November 5, 2009, by and between Hologic, Inc., a Delaware corporation (the “Company”) and John W. Cumming (“Executive”).

Recitals

WHEREAS, the Company and the Executive have entered into a Transition Agreement of even date herewith (the “Transition Agreement”); and

WHEREAS, it is a condition of the execution of the Transition Agreement that this Agreement be entered into and be incorporated by reference in the Transition Agreement as Exhibit A thereto; and

WHEREAS, the Executive will receive substantial economic payments and benefits as a result of the Transition Agreement and his continuing employment with the Company; and

WHEREAS, in his capacity as Chairman and executive officer and member of the Board of Directors of the Company, Executive has had and will continue to have access to the Company’s business activities, goodwill, business plans, personnel, financial status and other confidential and proprietary information including, but not limited to, existing and potential customers, customer information, target market areas, potential and future products, methods, techniques and other information of and about the Company, all of which are of great value to the Company and which are not generally known and are confidential; and

WHEREAS, terms not defined herein shall have the meaning ascribed to them in the Transition Agreement.

Agreement

NOW, THEREFORE, in consideration of the above-referenced premises and the mutual covenants and promises therein and herein contained, the receipt and sufficiency of which is acknowledged, and intending to be legally bound, it is hereby agreed by and between the parties as follows:

1. Term. This Agreement shall commence upon the Effective Date of the Transition Agreement.

2. Unique Position of Trust.

(a) Executive acknowledges that the services he has heretofore rendered and will continue to render to the Company are of a special and unusual character, with a unique value to the Company. Executive also acknowledges that he has held and holds a position of trust in which he has had and will continue to have broad access to all of the Company’s most sensitive Confidential Information.

(b) For purposes of this Agreement, “Company” shall mean Hologic, Inc. and, any other business entity that is either controlled by, controls, or under common control with Hologic, Inc.

(c) For purposes of this Agreement, “Confidential Information” means all non-public information of and about the Company, including without limitation, business activities, business plans, legal affairs, personnel, existing and potential customers, customer information, contracts and agreements with customers, contracts and agreements with suppliers, target market areas, product designs and plans, potential and future products, business methods and techniques, financial status, financial projections and forecasts, regulatory matters, pending and proposed acquisitions, financings and joint ventures, intellectual property, trade secrets, proprietary technology, research and development data, computer networks and systems, software programs and code, databases, manufacturing processes and specifications, know-how, operational and hiring matters, personnel policies, market studies and forecasts, competitive analyses, marketing programs, and sales and pricing information, regardless of the form in which such information is stored. “Confidential Information” shall also include any Confidential Information of any client, investor, corporate partner, or joint venturer of the Company, or any other third party that the Company is required by agreement to keep confidential. “Confidential Information” shall not, however, include information that Executive can demonstrate (a) has become publicly known through no act of the Executive, (b) has been rightfully received by Executive from a third party not subject to any confidentiality agreement concerning such information or (c) has been independently developed by Executive without use of or reliance on Confidential Information or any violation of his obligations under this Agreement. If a particular portion or aspect of Confidential Information becomes subject to any of the foregoing exceptions, all other portions or aspects of such information shall remain subject to all of the provisions of this Agreement.

3. Protection of Company Confidential Information.

(a) Executive shall not, while an employee of the Company, or following termination of his employment, directly or indirectly, use, disclose or permit to be known, other than (i) as is reasonably required in the regular course of his duties on behalf of the Company, including disclosures to the Company’s advisors and consultants, (ii) as required by law (in which case Executive shall give the Company prior written notice of such required disclosure) or (iii) with the prior written consent of the Company’s Board of Directors or Chief Executive Officer, to any person, firm or corporation any Confidential Information.

(b) The Executive shall not remove from the Company’s premises, or make any copies of, Confidential Information, except as necessary to perform or use in the course of legitimate Company business. The Executive agrees to return to the Company all Confidential Information and Company property, including all copies of it, in his possession or under his control, (i) at any time upon the request of the Company, and (ii) without such a request at the termination of his employment by the Company. Upon the Company’s request, the Executive will furnish a written statement that he has returned all Confidential Information and property.

4. Non-Competition Agreement.

(a) In view of the unique value to the Company of the services of Executive, because of the Confidential Information of the Company entrusted to or obtained by Executive, and as a material inducement to the Company to enter into the Transition Agreement, pursuant to which Executive will receive significant benefits as an executive officer and director of the Company, and for other good and valuable consideration, Executive covenants and agrees that he shall not, for the longer of (i) three (3) years from the Effective Date or (ii) two years from the Termination Date (the “Restricted Period”), directly or indirectly, whether as an owner, partner, executive, director, consultant, contractor, advisor, agent, employee, guarantor, surety or otherwise, or through any person, consult with or in any way aid or assist any person to engage or attempt to engage in any employment, consulting or other activity which directly or indirectly competes with the business of the Company (the “Restricted Field”). Executive acknowledges that his participation in the conduct of any such business or activity alone or with any person other than the Company will materially impair the business and prospects of the Company and the goodwill of the Company.

(b) During the Restricted Period, Executive shall not, directly or indirectly, on behalf of any party or person other than the Company, solicit (or assist or provide information in connection therewith) any then-customer of the Company (including customers where the Company’s products or services are sold through distributors, resellers, licensees and the like) or prospective customer of the Company to provide any product, service, or business that is competitive with or substantially similar to any product, service, or business then offered or planned to be offered by the Company, or to induce such then-customer or prospective customer to reduce or diminish the volume or level of their business with the Company.

(c) During the Restricted Period, Executive shall not, directly or indirectly, on behalf of any party or person other than the Company, solicit or induce (or assist or provide information in connection therewith) any then-current employee, or person who was an employee or officer of the Company within the previous six month period, to leave the employ of the Company.

(d) Executive further acknowledges the national and international scope of the business of the Company, and that the limitations set forth in this Agreement on his post-employment activities are reasonable and necessary to protect the business of the Company because of its scope and his access to Confidential Information. Executive further acknowledges that the consideration and benefits that he will receive pursuant to the Transition Agreement are substantial enough that the limitations on his post-employment activities set forth in this Agreement will not cause significant hardship.

(e) Nothing herein shall preclude Executive (i) from beneficially owning no more than two percent (2%) of the total outstanding stock of a class of stock registered under the securities and Exchange Act of 1934, as amended or (ii) following the Termination Date, from accepting or providing advisory or consulting services to, or accepting employment with, a business that may have a product or services in the Restricted Field; provided, however, that the Executive may not provide services to or be employed by, directly or indirectly, the division, subsidiary or line of business that competes, directly or indirectly, with the Company in the Restricted Field or otherwise engage in any activities that may involve the disclosure or use of Confidential Information.

5. Disclosure and Assignment of Inventions. Executive shall promptly disclose to the Company any invention, improvement, discovery, process, formula, method, work of authorship, or other intellectual property, whether or not patentable, and whether or not copyrightable, in the Company’s Restricted Field (collectively, “Inventions”) made, conceived or first reduced to practice by Executive, either alone or jointly with others, during the term of Executive’s employment with the Company, whether or not such Inventions are made, conceived or reduced to practice during working hours or using the Company’s data or facilities. Executive agrees that all Inventions created, made, or developed by him during the term of his employment with the Company are and shall be works made for hire and are and shall be the exclusive property of the Company to use, publish, license, and otherwise exploit in its discretion. The Company shall own all of the rights, including without limitation all trade secrets, patents and copyrights, in, arising or derived from, or related to any Inventions. In the event that any Inventions may not, by operation of law or otherwise, be a work made for hire, Executive hereby assigns, irrevocably and without any further consideration, the ownership of, and all rights of patent and copyright in, such Inventions. During and after his employment and/or service with the Company ceases, the Executive shall execute any documents necessary to perfect the assignment of such Inventions to the Company and to enable the Company to apply for, obtain and enforce patents and/or copyrights in any and all countries on such Inventions. Executive hereby irrevocably designates the Company’s General Counsel or Chief Executive Officer as Executive’s agent and attorney-in-fact to execute and file any such document and to do all lawful acts necessary to apply for and obtain patents and/or copyrights and to enforce the Company’s rights under this Section 5. Any Invention relating to the business of the Company and disclosed by Executive within one year following the termination of his employment with the Company shall be deemed to fall within the provisions of this Section 5 unless Executive shall prove that such Inventions were first conceived and reduced to practice after the date of termination of his employment.

6. Remedies. Given the important nature of the services Executive will provide to the Company, the scope and nature of the business of the Company and the sensitive nature of the information and functions Executive will have with the Company, Executive acknowledges that the limitations contained in Sections 3, 4 and 5 hereof are reasonable. Executive expressly acknowledges that, in the event that any provision of Sections 3, 4 or 5 is breached, the Company will suffer injury that cannot be ascertained or remedied by monetary damages and will be irreparably harmed if the provisions of this Agreement are not enforced. In the event of an actual or threatened breach by Executive of the provisions of Sections 3, 4 or 5, the Company shall be entitled to terminate any payments and provision of benefits that Executive may be entitled pursuant to the Transition Agreement or otherwise, including the further exercise of any Equity Awards, and to entry of an injunction restraining Executive from such breach without any obligation to post bond. Nothing herein, however, shall be construed as prohibiting the Company from pursuing any other remedies available to the Company for such breach or threatened breach, including the recovery of damages and reasonable attorneys’ fees and expenses, including paralegal fees, from Executive, which Executive agrees the Company would be entitled to recover. If Executive violates any of the covenants contained in Sections 3, 4 or 5 the terms and the covenants violated shall be automatically extended to a like period of time from the date on which Executive ceases such violation or from the date of entry by a court of competent jurisdiction of any order or judgment enforcing such covenant, whichever period is later. To the extent permitted under applicable law, the Company may suspend any payments or benefits that Executive may be entitled pursuant to the Transition Agreement or otherwise for the duration of any period in which the Company reasonably determines that Executive is in breach hereof. Executive further acknowledges and agrees that any breach of the covenants contained in Sections 3, 4 or 5 shall constitute a material breach of this Agreement entitling the Company to terminate this Agreement for cause. The provisions of Sections 3, 4 and 5 and this Section 6 shall survive the termination of this Agreement.

7. Notices. Any notice or other communication in connection with this Agreement shall be delivered in accordance with the notice provisions of Section 12.2 of the Transition Agreement.

8. Injunction and Enforceability of Covenants.

(a) Equitable Remedies Available. If Executive commits a breach, or threatens to commit a breach of any of the provisions of Sections 3, 4 or 5 hereof, the Company shall have the right and remedy to have the provisions of this Agreement specifically enforced by a court having equity jurisdiction in the Commonwealth of Massachusetts, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company.

(b) Severability of Covenants. If any of the covenants contained in Sections 3, 4 or 5 hereof, or any part thereof, is hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect without regard to the invalid portions. The covenants and restrictions contained in Sections 3, 4, and 5 of this Agreement are separate and independent of the obligations of the Transition Agreement and shall be fully valid and enforceable notwithstanding any breach or claimed breach of the Transition Agreement.

(c) Carve-back of Scope or Duration. If any of the covenants contained in Sections 3, 4 or 5 hereof, or any part thereof, are held to be unenforceable because of the scope or duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the scope, duration and/or area of such provision to the least extent possible to render them enforceable and such provision, in its reduced form, shall thereafter be enforceable.

(d) Jurisdiction. The parties hereto intend to and hereby confer jurisdiction to enforce the covenants contained in Sections 3, 4 or 5 hereof upon the state and federal courts sitting in the Commonwealth of Massachusetts. In the event that such a courts shall hold any such covenant wholly unenforceable by reason of the breadth of scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the Company’s right to the relief provided above in the courts of any other states within the geographical scope of such other covenants having appropriate personal and subject matter jurisdiction over the parties, as to breaches of such covenants in such other respective jurisdictions, the above covenants as they relate to each state being, for this purpose, severable into diverse and independent covenants.

9. Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by the other party.

10. Entire Agreement. The recitals hereto are hereby incorporated herein by this reference. This Agreement, together with the Transition Agreement attached hereto, constitutes the entire agreement of the parties concerning the subjects contained herein and supersedes all prior or contemporaneous negotiations, representations and agreements, whether written or oral, between Executive and the Company with respect to the subject matter hereof, provided, however, that the superseding of such agreements does not in any way affect the validity or effectiveness of the prior assignment by Executive of inventions. This Agreement may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any such change is sought.

11. Interpretation. The parties hereto acknowledge and agree that: (i) each party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and (iii) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.

12. Binding Agreement and Governing Law. This Agreement shall be binding upon the Executive and shall inure to the benefit of the Company and its successors in interest and assigns, and shall be construed in accordance with and governed by the laws of the Commonwealth of Massachusetts.

13. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto execute this Agreement as of the date first written above.

HOLOGIC, INC.

By:	/s/ Glenn P. Muir
Name:	Glenn P. Muir
Title:	Executive Vice President, Finance and Administration, Chief Financial Officer

JOHN W. CUMMING

/s/ John W. Cumming
Printed:	John W. Cumming